Exhibit 99.1

GeoMet Announces Resignation of Frank C. Turner II as Vice President, Chief Accounting Officer & Controller; and

Promotion of Tony Oviedo to Controller

Houston, Texas – October 22, 2007...GeoMet, Inc. (NASDAQ: GMET) announced today that Frank C. Turner II, Vice President, Chief Accounting Officer and Controller, notified the Company on October 16, 2007 that he was resigning effective November 9, 2007 to pursue other opportunities. Mr. Turner has served as Controller since April 2001 and has made many significant contributions to the Company during this time. There were no disagreements between the Company and Mr. Turner.

Mr. Turner will be succeeded as Controller by Tony Oviedo. Mr. Oviedo has been the financial reporting manager for the Company since March 2006. Mr. Oviedo has over 26 years of energy experience with both private and public companies. Prior to joining GeoMet, he was Compliance Director at Resolution Performance Products, LLC. Mr. Oviedo is a certified public accountant and holds a bachelors degree with a concentration in accounting and tax from the University of Houston. It is expected that Mr. Oviedo will be appointed Vice President and Chief Accounting Officer at the Company’s next board of directors meeting on November 9, 2007.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company engaged primarily in the exploration for and development and production of natural gas from coal seams (“coalbed methane” or “CBM”). Our principal operations and producing properties are located in the Cahaba Basin in Alabama and the Central Appalachian Basin in West Virginia and Virginia. We also control additional coalbed methane and oil and gas development rights, principally in Alabama, British Columbia, Colorado, Louisiana, Virginia, and West Virginia.

For more information, please visit the Company’s web site at www.geometinc.com or contact Steve Smith at (713) 287-2251 or ssmith@geometcbm.com.

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